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                                                                    Exhibit 5(b)


                                CROWELL & MORING
                         1001 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004

                                  July 7, 1995


COMSAT Capital I, L.P.
c/o COMSAT Corporation
6560 Rock Spring Drive
Bethesda, Maryland 20817

               Re:  COMSAT Capital I, L.P.
                    ----------------------

Ladies and Gentlemen:

     We have acted as special counsel for COMSAT Corporation, a District of Columbia corporation ("COMSAT"), and COMSAT Capital I, L.P., a Delaware limited partnership (the "Partnership"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of executed or conformed counterparts, or copies otherwise proved to our satisfaction, of the following:

     (a) The Certificate of Limited Partnership of the Partnership dated as of May 22, 1995 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on May 22, 1995;

     (b) The Agreement of Limited Partnership of the Partnership, dated as of May 22, 1995;

     (c) Amendment No. 1 to the registration statement (the "Registration Statement") on Form S-3, including a preliminary prospectus (the "Prospectus") as filed by COMSAT and the Partnership with the Securities and Exchange Commission on July 7, 1995;

     (d) A form of Amended and Restated Agreement of Limited Partnership of the Partnership, attached as Exhibit 4(d) to the Registration Statement (the "LP Agreement"); and

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COMSAT Capital I, L.P.
c/o COMSAT Corporation
July 7, 1995
Page 2


     (e) A Certificate of Good Standing for the Partnership, dated July 6, 1995, obtained from the Secretary of State.

     Initially capitalized terms used herein and not otherwise defined are used as defined in the LP Agreement.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into the LP Agreement or the Registration Statement. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that at the time of the issuance of the Preferred Securities, the LP Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of partners to, and the creation, operation and termination of, the Partnership, and that the LP Agreement and the Certificate will be in full force and effect and will not have been amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents,
(v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, including the LP Agreement, (vi) the receipt by DTC of one or more LP Certificates evidencing the Preferred Securities, and the payment for the Preferred Securities acquired by all of the Limited Partners, in

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COMSAT Capital I, L.P.
c/o COMSAT Corporation
July 7, 1995
Page 3


accordance with the LP Agreement, (vii) that the books and records of the Partnership set forth all information required by the LP Agreement and the Act, including all information with respect to all Persons to be admitted as Partners and their contributions to the Partnership, and (viii) that the Preferred Securities will be issued and sold to the Limited Partners in accordance with the Registration Statement and the LP Agreement.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Act.

     2. Assuming that the Limited Partners, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, upon issuance and payment as contemplated by the LP Agreement, the Preferred Securities will represent valid and, subject to the qualifications set forth herein, will be fully paid and nonassessable limited partner interests in the Partnership, as to which the Limited Partners, as limited partners of the Partnership, will have no liability in excess of their obligations to make payments provided for in the LP Agreement and their share of the Partnership's assets and undistributed profits (subject to the obligation of a Limited Partner to repay any funds wrongfully distributed to it).

     3. There are no provisions in the LP Agreement the inclusion of which, subject to the terms and conditions therein, or, assuming that the Limited Partners, as limited partners of the Partnership, take no action other than actions permitted by the LP Agreement, the exercise of which, in accordance with the terms and conditions therein, would cause the Limited Partners, as limited partners of the

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COMSAT Capital I, L.P.
c/o COMSAT Corporation
July 7, 1995
Page 4


Partnership, to be deemed to be participating in the control of the business of the Partnership.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading "Validity of the Securities" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purposes.

                              Very truly yours,


                              /s/  CROWELL & MORING

                              CROWELL & MORING